Exhibit 99.1

ATLAS AMERICA, INC.

REPORTS RECORD FINANCIAL RESULTS FOR

THE FIRST QUARTER 2008

Philadelphia, PA – May 7, 2008, Atlas America Inc. (NASDAQ: ATLS) (“Atlas America” or “the Company”) today reported record financial results for the first quarter 2008.

The results of the first quarter 2008 include:

•

Record adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $174.1 million, an increase of $131.8 million, or over 300%, from the first quarter 2007. A reconciliation of non-GAAP measures, including adjusted EBITDA, EBITDA and adjusted net income, is provided in the financial tables of this release. The quarter-over-quarter increase was principally attributable to contributions from the Michigan assets acquired by Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”) in June 2007, contributions from the Chaney Dell and Midkiff/Benedum natural gas gathering and processing systems acquired by Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”) in July 2007, significant growth in Atlas Energy’s drilling partnership management business, and an increase in production from Atlas Pipeline’s legacy assets;

•

Adjusted net income of $12.8 million for the first quarter 2008, an increase of $1.0 million or 8%, compared to the first quarter 2007. Adjusted diluted net income per share was $0.46 for the first quarter 2008, an increase of $0.06 per share or 15% compared to the first quarter 2007. On a GAAP basis, the Company recognized net income of $6.4 million for the first quarter 2008 compared with $10.2 million for the prior year first quarter;

•

Excluding the effect of non-cash derivative expense, total revenues were $568.6 million, an increase of $351.4 million, or 162%, compared to the first quarter 2007. Loss on mark-to-market derivatives, which was $88.8 million for the first quarter 2008 compared with $2.3 million for the prior year first quarter, was principally the result of higher commodity prices and their impact on APL derivative contracts for production volumes in future periods.

On May 5, 2008, the Company purchased an additional 600,000 Class B common units of Atlas Energy for $42.00 per common unit in a private placement. This common unit offering increased Atlas America’s ownership of Atlas Energy’s common units to 29,952,996 common units.

On April 22, 2008, the Company announced that its Board of Directors had declared a cash dividend of $0.05 per common share, payable on May 20, 2008, to holders of record on May 7, 2008. The Company also announced that its Board of Directors approved a 3-for-2 stock split to be effected in the form of a stock dividend. Shareholders of record as of May 21, 2008 will receive one additional share of common stock for each two shares of common stock they own on that date. The shares will be distributed on or about May 30, 2008. After the stock split, the Company will have approximately 40.3 million common shares issued and outstanding.

The Company owns an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy, a publicly-traded partnership, and an approximate 64% limited partner interest and 100% of the general partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD) (“Atlas Holdings”), a publicly-traded partnership and general partner of Atlas Pipeline, a publicly-traded partnership. The Company’s financial results are presented on a consolidated basis with those of Atlas Energy, Atlas Holdings, and Atlas Pipeline. Non-controlling minority interests in Atlas Energy, Atlas Pipeline Holdings, and Atlas Pipeline are reflected as an expense in our consolidated statements of income and as a liability on our consolidated balance sheet.

Please see the respective earnings releases for Atlas Energy, Atlas Holdings and Atlas Pipeline for more information with regard to their first quarter 2008 financial results.

Cash Distributions from Affiliates

•

Atlas Energy declared a record quarterly cash distribution of $0.59 per common unit for the first quarter 2008 with a distribution coverage ratio of approximately 1.4x. This distribution represents a $0.16 increase, or 37%, from the first quarter 2007’s quarterly distribution, and a $0.02 increase, or 4%, from the fourth quarter 2007’s quarterly distribution. This quarter’s distribution will be paid on May 15, 2008 to unitholders of record on May 7, 2008. The Company has earned approximately $19.6 million of cash distributions from its ownership interest in Atlas Energy for the first quarter 2008, including $1.2 million of management incentive interests (“MIIs”). The MIIs will be paid to the Company upon ATN meeting certain tests under its limited liability company agreement. The Company will receive cash distributions of approximately $18.4 million from its ATN Common and Class A units for the first quarter 2008.

•

Atlas Holdings declared a record quarterly cash distribution for the first quarter 2008 of $0.43 per common limited partner unit, which will be paid on May 20, 2008 to common unitholders of record as of May 7, 2008. This distribution represents an $0.18 increase, or 72%, from the first quarter 2007’s quarterly distribution, and a $0.09 increase, or 26%, from the fourth quarter 2007’s quarterly distribution. The Company will receive approximately $7.5 million in cash distributions from its ownership interest in Atlas Holdings for the first quarter 2008.

Atlas Energy Results

•	Atlas Energy continued to expand its acreage position and development activities in the Marcellus Shale:

•

Atlas Energy has drilled 52 vertical and one horizontal Marcellus Shale wells to date and is currently producing 34 vertical wells and one horizontal well into a pipeline (18 wells are waiting on completion);

•

Atlas Energy currently controls approximately 516,000 Marcellus acres in Pennsylvania, New York and West Virginia, of which approximately 242,000 of these acres are located in the Company’s core Marcellus Shale position in southwestern Pennsylvania;

•

Atlas Energy continues to realize average peak production rates (24 hours into a pipeline) of over one million cubic feet (“Mmcf”) per day, with its best wells having initial peak rates of over 2 Mmcf per day.

•

Atlas Energy drilled 250 gross wells in Appalachia in the first quarter 2008, including 30 wells drilled into the Marcellus Shale. Atlas Energy also drilled 46 gross wells during the first quarter 2008 in Michigan. Atlas Energy’s Michigan Antrim Shale assets were acquired in June 2007.

•

At March 31, 2008, Atlas Energy held approximately 827,000 net acres in the Appalachian Basin, of which 571,000 were undeveloped, an increase of 28% from the net acreage position at March 31, 2007 and a 10% increase from December 31, 2007. At March 31, 2008, Atlas Energy had approximately 275,000 net acres in the Antrim Shale in Michigan, of which approximately 43,000 were undeveloped.

•

Atlas Energy has identified approximately 3,700 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale. In addition, Atlas Energy has identified approximately 756 drilling locations in Michigan.

•	Atlas Energy had interests in approximately 11,000 gross wells March 31, 2008, of which Atlas Energy operates approximately 83%.

•

Natural gas and oil production was 91.8 million cubic feet equivalents (“Mmcfe”) per day for first quarter 2008, compared to 25.8 Mmcfe per day from the first quarter 2007. The increase is due primarily to the acquisition of the Antrim Shale production in Michigan, and a 28% increase in Appalachia production.

•

Partnership management fees were $20.4 million in the first quarter 2008, an increase of approximately 18% compared to the prior year first quarter and approximately 30% higher than the fourth quarter 2007.

Atlas Pipeline Results

•

Average natural gas gathered volume for the first quarter 2008 was 1,227.7 million cubic feet per day (“MMcfd”) for Atlas Pipeline, an increase of 76% from natural gas gathered volume for the prior year comparable quarter. The increase was principally due to Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum gathering systems during July 2007 as well as higher throughput from its NOARK, Appalachia, Elk City/Sweetwater and Velma systems.

•

Atlas Pipeline connected 374 new wells to its natural gas gathering systems during the first quarter 2008, an increase of 137% from 158 new well connections for the prior year comparable period. For the twelve month period ending March 31, 2008, Atlas Pipeline connected 1,631 wells to its gathering systems.

•

Atlas Pipeline’s processed natural gas volume for the first quarter 2008 was 680.8 MMcfd, an increase of 156% from processed natural gas volume for the prior year comparable quarter. Also, Atlas Pipeline’s gross natural gas liquids (“NGLs”) volume for the first quarter 2008 was 50,115 barrels per day (“bpd”), an increase of 239% from gross NGL volume for the prior year comparable quarter. These increases were principally due to Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum processing plants in July 2007 as well as an increase in the utilization of the Sweetwater processing plant.

•	Atlas Pipeline’s gross condensate volume for the first quarter 2008 was 2,044 bpd, an increase of 292% from condensate volume for the prior year comparable quarter.

Corporate and Other

•

General and administrative expense was $21.3 million for the first quarter 2008, an increase of $6.5 million from the prior year first quarter, primarily due to higher costs in managing operations, including expenses related to the newly acquired assets by Atlas Energy and Atlas Pipeline during June and July 2007, respectively.

•

Interest expense was $34.1 million for the first quarter 2008, an increase of $26.8 million from the prior year comparable period, primarily due to the financing of the assets acquired by Atlas Energy and Atlas Pipeline in 2007.

At March 31, 2008, the Company had $2.1 billion of total consolidated debt, all of which is held at its operating subsidiaries, including $1.3 billion at Atlas Pipeline and $0.8 billion at Atlas Energy.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas America’s first quarter 2008 results on Thursday morning, May 8, 2008 at 9:00 am ET by going to the Investor Relations section of Atlas America’s website at www.atlasamerica.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Thursday, May 8, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 62448546.

Atlas America, Inc. owns an approximate 64% limited partner interest and 100% of the general partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and approximately 5.5 million limited partner units of Atlas Pipeline Partners, L.P. (NYSE: APL), and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas America’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.

Financial Summary

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
REVENUES
Well construction and completion	$104,138	$72,378
Gas and oil production	76,226	21,260
Transmission, gathering and processing	385,326	115,290
Administration and oversight	5,017	4,544
Well services	4,798	3,721
Loss on mark-to-market derivatives	(88,781)	(2,278)

Total revenues	486,724	214,915

COSTS AND EXPENSES
Well construction and completion	90,555	62,932
Gas and oil production	10,668	2,034
Transmission, gathering and processing	295,532	95,475
Well services	2,412	2,043
General and administrative	21,258	14,765
Depreciation, depletion and amortization	47,633	12,401

Total costs and expenses	468,058	189,650

OPERATING INCOME	18,666	25,265

OTHER INCOME (EXPENSE)
Interest expense	(34,098)	(7,256)
Minority interests	23,665	(3,186)
Other, net	2,030	1,444

Total other income (expense)	(8,403)	(8,998)

Income before income taxes	10,263	16,267
Provision for income taxes	(3,841)	(6,019)

Net income	$6,422	$10,248

Net income per common share – basic	$0.24	$0.36

Weighted average common shares outstanding – basic	26,882	28,386

Net income per common share – diluted	$0.23	$0.35

Weighted average common shares outstanding – diluted	28,054	29,217

	March 31, 2008	December 31, 2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$116,386	$145,535
Property and equipment, net	3,544,974	3,442,036
Total assets	4,998,671	4,906,529
Total debt	2,143,413	1,994,456
Total stockholders’ equity	388,879	413,163

ATLAS AMERICA, INC.

Financial Information

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Reconciliation of net income to adjusted net income(1):
Net income	$6,422	$10,248
Adjustments to reflect cash impact of derivatives	81,884	2,277
Non-cash stock compensation expense	192	4,036
Adjustment to minority interests for the above items	(71,899)	(3,891)
Tax effect of the above items	(3,809)	(896)

Adjusted net income	$12,790	$11,774

Adjusted net income per common share:
Basic	$0.48	$0.41

Diluted	$0.46	$0.40

Weighted average common shares outstanding:
Basic	26,882	28,386

Diluted	28,054	29,217

Reconciliation of net income to non-GAAP measures(1):
Net income	$6,422	$10,248
Interest expense	34,098	7,256
Provision for income taxes	3,841	6,019
Depreciation, depletion and amortization	47,633	12,401

EBITDA	91,994	35,924
Adjustments to reflect cash impact of derivatives	81,884	2,277
Non-cash compensation expense	192	4,036

Adjusted EBITDA	$174,070	$42,237

(1)

Adjusted net income, EBITDA and Adjusted EBITDA are non-GAAP financial measures under the rules of the Securities and Exchange Commission. Management of the Company believes that EBITDA and Adjusted EBITDA provide additional information with respect to the Company’s ability to meet its debt service, capital expense and working capital requirements. EBITDA and Adjusted EBITDA are measures commonly used by commercial banks, investment bankers, rating agencies and investors in evaluating an entity’s performance relative to its peers. Adjusted net income, EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

ATLAS AMERICA, INC.

Operating Highlights

	Three Months Ended March 31,
	2008	2007
ATLAS ENERGY:
Production revenues (in thousands):
Gas(1)	$72,874	$19,427
Oil	3,351	1,826
Production volume(1)(2)(3)(4):
Gas (mcfd)	89,342	23,681
Oil (bpd)	405	359

Total (mcfed)	91,772	25,835

Average sales prices(3)(5):
Gas (per mcf)(6)	$9.58	$9.12
Oil (per bbl)	$91.03	$56.52
Production costs(7):
As a percent of production revenues	12%	10%
Per Mcfe(3)	$1.11	$0.87
Depletion per Mcfe(3)	$2.52	$2.31

ATLAS PIPELINE:
Appalachia system throughput volume (mcfd)(3)	75,632	62,532
Velma system gathered gas volume (mcfd)(3)	62,400	61,017
Elk City/Sweetwater system gathered gas volume (mcfd)(3)	305,377	287,892
Chaney Dell system gathered gas volume (mcfd)(3)(8)	251,487	—
Midkiff/Benedum system gathered gas volume (mcfd)(3)(8)	142,542	—
NOARK Ozark Gas Transmission throughput volume (mcfd)(3)	390,293	286,891

Combined throughput volume (mcfd)(3)	1,227,731	698,332

(1)	Excludes sales of residual gas and sales to landowners.
(2)

Production quantities consist of the sum of (i) Atlas Energy’s proportionate share of production from wells in which it has a direct interest, based on its proportionate net revenue interest in such wells, and (ii) Atlas Energy’s proportionate share of production from wells owned by the investment partnerships in which Atlas Energy has an interest, based on Atlas Energy’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)

“Mcf” and “mcfd” represents thousand cubic feet and thousand cubic feet per day; “mcfe” and “mcfed” represents thousand cubic feet equivalent and thousand cubic feet equivalent per day, and “bbl” and “bpd” represents barrels and barrels per day. Barrels are converted to mcfe using the ratio of six mcf’s to one barrel.

(4)	Atlas Energy acquired AGO on June 29, 2007, and production volume from these assets have only been included from that date.
(5)	Atlas Energy’s average sales price before the effects of financial hedging was $8.32 and $7.85 for the three months ended March 31, 2008 and 2007, respectively.
(6)	Includes $5.0 million of derivative proceeds which were not included as revenue in the first quarter 2008. No such derivative proceeds were received during the first quarter 2007.
(7)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.
(8)	Atlas Pipeline acquired the Chaney Dell and Midkiff/Benedum systems on July 27, 2007, and production volume from these systems have only been included from that date.